The Lazard Funds, Inc.

Sub-Item 77C (Matters submitted to a vote of security holders.)

A Joint Special Meeting of Shareholders of the Fund and Lazard Retirement Series, Inc. was held on October 20, 2017, to vote on the following proposals. The proposals received the required number of votes of shareholders and were adopted.

Proposal 1:
To elect each of Franci J. Blassberg, Trevor W. Morrison and Nathan A. Paul as a Fund Director.

Director		For			Withhold Authority
Franci J. Blassberg	1,322,185,144		     18,431,907
Trevor W. Morrison	1,323,575,840		     17,041,212
Nathan A. Paul		1,331,727,319		      8,889,732

Proposal 2A:
To approve revising the Portfolios fundamental investment restrictions on issuing senior securities, borrowing and pledging or mortgaging its assets.

Portfolio		For		Against		Abstain
US Realty Income* 	1,653,938 	50,015 		20,435
US Realty Equity* 	720,296 	67,708 		37,321
Global Realty Equity 	273,075 	897 		0
Global Listed
Infrastructure* 	139,809,829 	3,571,023 	3,284,232


Proposal 2B:
To approve revising the Portfolios fundamental investment restrictions on purchasing or selling commodities or commodities contracts.

Portfolio		For		Against		Abstain
US Realty Income* 	1,657,204 	46,923 		20,261
US Realty Equity* 	291,473 	96,244 		37,608
Global Realty Equity 	273,075 	897 		0
Global Listed
Infrastructure 		141,508,487 	3,647,895 	1,508,699

Proposal 2C:
To approve revising the Portfolios fundamental investment restriction on purchasing securities on margin.

Portfolio		For		Against		Abstain
Global Listed
Infrastructure*		138,806,522 	6,314,428 	1,544,132


*Proposal did not receive the required number of votes of shareholders and was not adopted.